Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Third Quarter 2018 Results

Irvine, CA, November 7, 2018 — Impac Mortgage Holdings, Inc. (NYSE American: IMH) (the Company) announces the financial results for the quarter ended September 30, 2018.

For the third quarter of 2018, the Company reported a net (loss) of $(45.4) million, or $(2.16) per diluted common share, and adjusted operating (loss) of $(8.9) million, or $(0.42) per diluted common share, as compared to net earnings of $2.3 million, or $0.11 per diluted common share, and adjusted operating income of $114 thousand, or $0.01 per diluted common share, for the third quarter of 2017.

For the nine months ended September 30, 2018, the Company reported a net (loss) of $(139.0) million, or $(6.62) per diluted common share, and adjusted operating (loss) of $(11.1) million, or $(0.53) per diluted common share, as compared to net earnings of $13.4 million, or $0.71 per diluted common share, and adjusted operating income of $2.1 million or $0.10 per diluted common share, for the nine months ended September 30, 2017.  Adjusted operating income (loss), excluding the changes in contingent consideration and impairment charges (adjusted operating income (loss)) is not considered an accounting principle generally accepted in the United States of America (non-GAAP) financial measurement; see the discussion and reconciliation on non-GAAP financial measures further below.

Results of Operations	For the Three Months Ended			For the Nine Months Ended
(in thousands, except share data)	September 30,	June 30,	September 30,	September 30,	September 30,
(unaudited)	2018	2018	2017	2018	2017
Revenues:
Gain on sale of loans, net	$13,673	$18,741	$42,476	$53,896	$116,602
Servicing fees, net	10,124	9,861	8,492	29,445	23,575
(Loss) gain on mortgage servicing rights, net	(5,192)	167	(10,513)	2,682	(18,159)
Real estate services fees, net	711	1,038	1,355	3,134	4,492
Other	71	116	266	278	541
Total revenues	19,387	29,923	42,076	89,435	127,051
Expenses:
Personnel expense	16,061	16,678	23,062	50,481	69,353
Business promotion	4,351	9,000	10,403	23,082	30,744
General, administrative and other	7,897	10,846	8,497	27,018	24,845
Intangible asset impairment	4,897	13,450	—	18,347	—
Goodwill impairment	29,925	74,662	—	104,587	—
Accretion of contingent consideration	—	—	396	—	1,948
Change in fair value of contingent consideration	—	—	(4,798)	—	(11,052)
Total expenses	63,131	124,636	37,560	223,515	115,838
Operating (loss) income :	(43,744)	(94,713)	4,516	(134,080)	11,213
Other income (expense):
Net interest income	411	546	1,546	1,977	3,090
Loss on extinguishment of debt	—	—	—	—	(1,265)
Change in fair value of long-term debt	(785)	258	104	697	(2,657)
Change in fair value of net trust assets	(1,315)	217	(1,745)	(3,236)	6,578
Total other (expense) income	(1,689)	1,021	(95)	(562)	5,746
Net (loss) earnings before income taxes	(45,433)	(93,692)	4,421	(134,642)	16,959
Income tax expense	12	3,706	2,104	4,328	3,575
Net (loss) earnings	$(45,445)	$(97,398)	$2,317	$(138,970)	$13,384
Other comprehensive earnings (loss):
Change in fair value of instrument specific credit risk	25	(526)	—	(1,940)	—
Total comprehensive (loss) earnings	$(45,420)	$(97,924)	$2,317	$(140,910)	$13,384

Diluted weighted average common shares	21,071	20,964	21,195	20,996	20,381
Diluted (loss) earnings per share	$(2.16)	$(4.65)	$0.11	$(6.62)	$0.71

Net (loss) earnings as well as adjusted operating (loss) income for the third quarter of 2018 decreased due to a decline in revenue from gain on sale of loans, net as a result of a decrease in origination volumes as well as a reduction in margins.  Gain on sale margins decreased by 44 basis point (bps) to 160 bps in the third quarter of 2018, as compared to 204 bps in the third quarter of 2017 reflecting margin compression.

As part of the CCM acquisition in 2015, we recorded goodwill of $104.6 million, which is evaluated on a quarterly basis for impairment.  As previously reported in the second quarter of 2018, an impairment charge of $74.7 million related to goodwill and $13.4 million related to intangible assets, was recorded as a significant reduction in the anticipated future cash flows and estimated fair value for this reporting unit had occurred.  During the third quarter of 2018, CCM continued to experience a significant decline in origination volume and margin compression that exceeded our updated projections from the second quarter of 2018.  As a result, during the three months ended September 30, 2018, we recorded an impairment charge of $29.9 million related to goodwill and $4.9 million related to intangible assets.  Despite full impairment of goodwill, the consumer direct channel will remain an integral component of the Company’s distribution capabilities going forward.

Personnel expense decreased $7.0 million to $16.1 million for the three months ended September 30, 2018 as compared to the same period in 2017.  The decrease is primarily related to a reduction in commission expense due to a decrease in loan origination volumes as well as staff reductions in the first three quarters of 2018.  As a result of the reduction in loan origination volumes, we continue to reduce overhead to more closely align staffing levels to origination volumes in the current economic environment. As a result of the staff reductions in the third quarter of 2018, average headcount decreased 26% for the third quarter of 2018 as compared to the same period in 2017.  Offsetting the decrease in personnel expense was $1.1 million in severance costs associated with the repositioning of the staff and executive management team.

Servicing Portfolio Data

(in millions)

	As of September 30, 2018	As of June 30, 2018	% Change	As of September 30, 2017	% Change
Mortgage Servicing Portfolio (UPB)	$16,789.5	$16,786.1	0%	$15,703.1	7%
Mortgage Servicing Rights	$181.0	$180.7	0%	$158.9	14%

	Q3 2018	Q2 2018	% Change	Q3 2017	% Change
Servicing Fees, Net	$10.1	$9.9	3%	$8.5	19%

The mortgage servicing portfolio remained flat at $16.8 billion at September 30, 2018 as compared to June 30, 2018 but increased from $15.7 billion at September 30, 2017.  During the three months ended September 30, 2018, the mortgage servicing portfolio increased due to servicing retained loan sales of $570.5 million in UPB, which were slightly offset by prepayments and principal amortization from the servicing portfolio.    In October 2018, the Company sold $3.4 billion in unpaid principal balance (UPB) of GNMA mortgage servicing rights (MSRs) for approximately $35.9 million.

The servicing portfolio generated net servicing income of $10.1 million in the third quarter of 2018, a 19% increase over the net servicing fees of $8.5 million in the third quarter of 2017.

For the three months ended September 30, 2018, we recorded a $5.2 million loss from MSRs, net compared to a loss of $10.5 million in the comparable 2017 period.  For the three months ended September 30, 2018, we recorded a $5.4 million loss from a change in fair value of MSRs primarily due to changes in fair value associated with voluntary and scheduled prepayments partially offset by changes in market rates, inputs and assumptions.  Included in the $841 thousand gain from changes in valuation market rates, inputs or assumptions was a $2.3 million decrease in fair value associated with the execution price to sell $3.4 billion of our GNMA mortgage servicing portfolio during the three months ended September 30, 2018.

Delinquencies within the servicing portfolio have remained low at 0.98% for 60+ days delinquent as of September 30, 2018 as compared to 0.81% at December 31, 2017.

Origination Data

(in millions)

	Q3 2018	Q2 2018	% Change	Q3 2017	% Change
Retail Originations	$432.7	$459.9	-6%	$1,426.2	-70%
Correspondent Originations	$200.6	$374.9	-46%	$376.4	-47%
Wholesale Originations	$219.9	$199.4	10%	$281.7	-22%
Total Originations	$853.2	$1,034.2	-18%	$2,084.3	-59%

During the third quarter of 2018, total originations decreased 18% to $0.9 billion as compared to $1 billion in the second quarter of 2018 and decreased 59% as compared to $2.1 billion in the third quarter of 2017.  The decrease in originations from the second quarter of 2018 and third quarter of 2017 was primarily a result of higher interest rates.  From January 2017 through the third quarter of 2018, interest rates have increased significantly from the historically low interest rate environment of previous years, causing a sharp drop in refinance volume, which has been the predominance of our retail originations.  During the third quarter of 2018, the origination volume of NonQM loans increased to $349.2 million as compared to $306.1 million in the second quarter of 2018 and $239.4 million in the third quarter of 2017.   In the third quarter of 2018, the retail channel accounted for 29% of NonQM originations while the wholesale and correspondent channels accounted for 71% of NonQM production.  In the second quarter of 2018, the retail channel accounted for 25% of NonQM originations, while the wholesale and correspondent channels accounted for 75% of NonQM production. For the third quarter of 2018, our NonQM origination volume had an average FICO of 724 and a weighted average LTV of 68%.

Summary Balance Sheet	September 30,	December 31,
(in thousands, except per share data)	2018	2017
ASSETS
Cash	$29,217	$33,223
Mortgage loans held-for-sale	344,681	568,781
Finance receivables	731	41,777
Mortgage servicing rights	181,005	154,405
Securitized mortgage trust assets	3,311,785	3,670,550
Goodwill and intangibles	380	126,169
Loans eligible repurchase from Ginnie Mae	78,707	47,697
Other assets	31,196	39,098
Total assets	$3,977,702	$4,681,700

LIABILITIES & STOCKHOLDERS’ EQUITY
Warehouse borrowings	$315,152	$575,363
Debt	133,720	105,089
Securitized mortgage trust liabilities	3,296,242	3,653,265
Loans eligible repurchase from Ginnie Mae	78,707	47,697
Contingent consideration	—	554
Other liabilities	36,227	34,585
Total liabilities	3,860,048	4,416,553
Total equity	117,654	265,147
Total liabilities and stockholders’ equity	$3,977,702	$4,681,700

Book value per share	$5.57	12.66
Tangible Book value per share	$5.56	6.43

Mr. George A. Mangiaracina, Chairman and CEO of Impac Mortgage Holdings, Inc., stated, “The Company has demonstrated the ability to make the difficult decisions to proactively eliminate cost and expense to right size the Company.  We will continue to measure our origination capacity to demand and fine tune our resources to ensure we are appropriately calibrated to changing market conditions.   Additionally, we are encouraged by the growth of our NonQM origination volume across our Direct to Consumer and TPO channels.  We anticipate that the addressable market for alternative products will continue to expand, and that the Company is uniquely positioned to build upon our standing as a recognized leader in providing innovative and responsible products that match consumer needs to capital market investment objectives.”

Non-GAAP Financial Measures

Net earnings include certain fair value adjustments, which are non-cash items and are not related to current operating results.  Adjusted operating (loss) income, which excludes changes in contingent consideration and impairment of goodwill and intangible assets), is considered a non-GAAP financial measurement.  Although we are required by GAAP to record these fair value adjustments, management believes adjusted operating (loss) income is more useful to discuss the ongoing and future operations of the Company, shown in the table below:

	For the Three Months Ended			For the Nine Months Ended
Adjusted Operating Income (Loss)	September 30,	June 30,	September 30,	September 30,	September 30,
(in thousands, except share data)	2018	2018	2017	2018	2017
Net (loss) earnings:	$(45,445)	$(97,398)	$2,317	$(138,970)	$13,384
Total other (income) expense	1,689	(1,021)	95	562	(5,746)
Income tax expense	12	3,706	2,104	4,328	3,575
Operating (loss) income:	$(43,744)	$(94,713)	$4,516	$(134,080)	$11,213
Intangible asset impairment	4,897	13,450	—	18,347	—
Goodwill impairment	29,925	74,662	—	104,587	—
Accretion of contingent consideration	—	—	396	—	1,948
Change in fair value of contingent consideration	—	—	(4,798)	—	(11,052)
Adjusted operating (loss) income	$(8,922)	$(6,601)	$114	$(11,146)	$2,109

Diluted weighted average common shares	21,071	20,964	21,195	20,996	20,381
Diluted adjusted operating (loss) income per share	$(0.42)	$(0.31)	$0.01	$(0.53)	$0.10

This release contains operating (loss) income excluding changes in contingent consideration and impairment of goodwill and intangible assets and per share as performance measures, which are considered non-GAAP financial measures, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods.  Adjusted operating (loss) income and adjusted operating (loss) income per share exclude certain items that we do not consider part of our core operating results. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for net earnings before income taxes, net earnings or diluted earnings per share (EPS) prepared in accordance with GAAP.  The table below shows operating income per share excluding these items:

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2018	2018	2017	2018	2017
Diluted (loss) earnings per share	$(2.16)	$(4.65)	$0.11	$(6.62)	$0.71
Adjustments:
Total other (income) expense (1)	0.08	(0.05)	—	0.03	(0.35)
Income tax expense	0.01	0.19	0.10	0.21	0.18
Intangible asset impairment	0.23	0.64	—	0.87	—
Goodwill impairment	1.42	3.56	—	4.98	—
Accretion of contingent consideration	—	—	0.02	—	0.10
Change in fair value of contingent consideration	—	—	(0.22)	—	(0.54)
Diluted adjusted operating (loss) income per share	$(0.42)	$(0.31)	$0.01	$(0.53)	$0.10

(1)         Except for when anti-dilutive, convertible debt interest expense, net of tax is included for calculating diluted EPS and is excluded for purposes of reconciling GAAP diluted EPS to non-GAAP diluted adjusted operating (loss) income per share.

Conference Call

The Company will hold a conference call on November 8, 2018, at 6:00 a.m. Pacific Time (9:00 a.m. Eastern Time) to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session.  To submit questions via email, please email your questions to Justin.Moisio@ImpacMail.com.  Investors may participate in the conference call by dialing (844) 265-1560 conference ID number 9399676, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company’s web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially” “appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” “desire,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following:  successful development, marketing, sale and financing of new and existing financial products, including continued increase in interest rates; expansion of NonQM loan originations and conventional and government-insured loan programs; ability to successfully diversify our loan products; decrease in our mortgage servicing portfolio; ability to continue to grow the servicing portfolio; ability to successfully sell loans to third-party investors; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; ability to successfully create cost and product efficiencies through new technology; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise;  the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies; our compliance with applicable local, state and federal laws and regulations; and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see the annual and quarterly reports we file with the Securities and Exchange Commission. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and warehouse lending solutions, as well as real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage and warehouse lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, SVP Business Development & Investor Relations at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com  or www.impaccompanies.com